State Street Bank and Trust Company
Lafayette Corporate Center

LCC/3SW

2 Avenue de Lafayette
Boston, MA  02111

         Re:      EVERGREEN SPECIAL VALUES FUND

To:      William E. Monaghan, II, Vice President


This is to advise you that Evergreen Equity Trust (the "Trust") has established a new series of shares to be known as EVERGREEN SPECIAL VALUES FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/1997 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Equity Trust

By:____________________________
         Elizabeth A. Smith
Title:   Assistant Secretary

State Street Bank and Trust Company

By:_____________________________

Title:____________________________

Agreed to as of the 15th day of February, 2002.